EXHIBIT 3.5

                              ARENA RESOURCES, INS.
                         4920 South Lewis St., Suite 107
                                 Tulsa, OK 74105
                            Telephone (918) 947-6060


     August 23, 2002


     Burk Royalty Co., Ltd.
     A Texas Limited Partnership
     P.O. Box 94903
     Wichita Falls, TX  76308-0903

     RE: Binding Letter of Intent For Purchase of Oil & Gas Interest

     The undersigned. Jon H. Bear, represents that he is a Vice-President of Burk Royalty Investment Co., LLC General Partner of Burk Royalty Co., Ltd., a Taxes Limited Partnership of Wichita Falls, Texas, ("Seller") which, is selling certain oil and gas working interests and equipment as more particularly described in this binding Letter of Intent to the undersigned Arena Resources, Inc., a Nevada Corporation of 4920 South Lewis St., Suite 107, Tulsa, Oklahoma, 74105, ("Buyer". Whenever both Buyer and Seller are collectively referred to In Letter of Intent they shall be designated as the "Parties".

     Seller agrees to sell and Buyer agrees to purchase for the consideration recited and upon the terms of this Letter of Intent The Midwell Properties consisting of. approximately 2,640 acres of operated properties and 640 acres of non-operated properties in Cimarron County, Oklahoma together with all wells, pumpjacks, surface and downhole equipment in their present condition and hereafter collectively described as the "Property". The Property, as conveyed, is warranted and represented by Seller to Buyer to consist of not less than a 100% working interest in the operated properties and being not less than an 80% net revenue interest; and a 25% working interest in the non-operated properties being not less than a 20%. net revenue interest.

     Buyer agrees to pay to Seller the total sum for the Property of $100,000 and to issue stock with rights as described below. Buyer will complete its due diligence on the Property by Tuesday, September 3rd at 5:00 PM CST and will inform Seller within twenty-four hours of the foregoing date and time of its intent to close or abandon this purchase right. Should Buyer elect to close, it shall tender to Seller by wire transfer or certified funds the non-refundable payment of $100,000 and the common shares described below no later than the Closing on September 16, 2002; or inform Seller by September 3rd that it does not intend to continue with the purchase commitment which notice shall terminate all obligations of the Parties under this Letter of Intent. If notice to close or abandon is not received by September 4th, 2002 at 5:00 PM CST, that the agreement shall be terminated.



     Share Issuance and Rights

     As a necessary term and consideration for this Agreement, Arena has agreed to issue 100,000 shares of its authorized common stock to Seller at Closing. The restricted shares will be issued in the name of Seller as an accredited investor. and without any other limitations, rights or claims, except for the "hold-off agreement" and certain "put and call" rights agreed to between the Parties as follows:

               (1)it is agreed by Seller that it will not sell. t ransfer. hypothecate or grant any assignment or option to accomplish any of the foregoing in and to the Arena shares for a period of twenty-four months from the date of Closing of this transaction, (the hold-off period) except as may specifically be allowed by any of the following provisions.

               (2)On September 1, 2004. Seller shall have a right to resell and convey the Arena shares to Arena by giving written notice to Arena of its intent to resell ("Put") these shares to Arena. Arena will have thirty days from the date of such Put, if timely given, in which to close and pay for the shares in full at the price of $4.00 per share. This Put obligation of Arena shall be guaranteed by the full faith and credit of Arena. This Put right shall automatically expire if written notice of exercise is not given by Seller to Arena at the expiration date of the hold-off period.

               (3) Arena shall retain. during the hold-off period, the :right to purchase back ("Call") 50,000 of the shares conveyed at the net purchase price of $5.00 per share from Seller. Arena my exercise this Call during the bold-off period by giving written notice of intent to Call such shares to Seller and tendering the required purchase price. If for any reason, Seller does not tender the 50,000 shares within thirty days of the exercise of the call, pursuant to the Call rights of Arena, then 50,000 of the Arena shares described under the Put of paragraph 2, above, shall automatically be terminated and cancelled from such put right of Seller, but Arena shall have no further right to enforce such right of Call. Further, if Arena exercises its Call rights arid the transaction closes under the terms of this paragraph, the hold-off provisions of paragraph (1), above, shall automatically terminate us to all other Arena shares held by Seller.

     As a necessary term and condition of this Agreement, Seller, or one or more of its partners, warrant and represent: (i) that it
     (they) arc the sole owner of the mineral interest being conveyed is the Property; (ii) that the Property is currently held by production; (iii) that there is approximately 50 bbls./day of gross production on the Property; (iv) and that the mineral interest being conveyed will be free and clear of any liens, encumbrances or adverse claims and that mineral title is fully vested in the Seller at Closing,. In like manner, the well(s), surface equipment and structures, pumpjacks, downhole equipment and other oil and gas production storage equipment are being conveyed as presently existing on the Property in their existing condition and without warranty of future performance, but that there will be no adverse clams to title, liens or encumbrances against such personal property.

     The Closing shall be held on or before September 16, 2002 at a place and time mutually agreed upon between Buyer and Seller unless a different date is otherwise agreed to between the parties and attached to this Letter of Intent in writing. The effective date for the transfer of assets, ownership of production and obligation to pay normal and customary operation expenses shall relate back and be September 1, 2002 with any required pro rations occurring at Closing. At Closing and upon the tender of the required consideration, Seller shall execute and deliver to Buyer in recordable form all necessary deeds, assignments, bills of sale and other documents necessary to fully transfer of record the interest conveyed herein.

     Seller and buyer mutually represent that they do not need any shareholder or partner agreement or vote to approve or complete the transaction described by this Letter of Intent. Further, the undersigned officers, for the Seller and Buyer both mutually represent and covenant that they have been duly authorized to enter into and execute this Letter of Intent by their respective entities and that the same constitutes the binding obligation of both entities.

     The Parties mutually agree and covenant that they may ether into a final and more definitive contract of purchase, but until and unless such contract is entered between the Parties, the within Letter of Intent shall constitute a binding and complete obligation of purchase between the Parties. Seller makes no warranty or representations as to future profitability or production from the mineral interest conveyed. Seller does, however, warrant that there we are known current or pending environmental claims, proceedings or remediation problems related to the Property.

     Seller will use its best efforts to produce all historical well logs and other geological information for the conveyed property, together with all historical production information and other oil and gas records and production and cost records prior to the time of Closing.

     This Letter of Intent shall be applied and construed in accordance with the laws of the state of Oklahoma and shall be binding upon any successor in interest or assign of each party hereto.



     Notice will be given to Seller at:        Jon H. Bear
                                               P.O. Box 94903
                                               Wichita Falls, TX  76308
                                               (940) 397-8674

     Notice will be given to Buyer at:         William K Broaddrick
                                               4920 S.Lewis, Suite 107
                                               Tulsa, OK  74105
                                               (918) 747.6060




     DATED this 23rd day of August, 2002.


     BURK ROYALTY CO. LTD.                     ARENA RESOURCES, INC.
     By:  Burk Royalty Investment Co., LLC
              General Partner


     /s/  Jon H. Bear                         /s/  William R. Broaddrick
     By:  Mr. Jon H. Bear                     By:  Mr. William R. Broaddrick
     Its Vice President                       Its Vice President/CFO